AMENDED SCHEDULE A to the DISTRIBUTION AGREEMENT between

PFS Funds and Rafferty Capital Markets, LLC

     Pursuant to Section 1 of the Distribution Agreement among PFS Funds (the “Fund”) and Rafferty Capital Markets, LLC (“RCM”), the Fund hereby appoints RCM as its agent to be the principal underwriter of the Fund with respect to its following series:

Wireless Fund
Castle Focus Fund
Bretton Fund
Christopher Weil & Company Core Investment Fund
Christopher Weil & Company Global Dividend Fund
Outfitter Fund
Jacobs Broel Value Fund
NWM Momentum Fund
Greenleaf Income Growth Fund
Triad Small Cap Value Fund
Ensemble Fund

Dated: September 23, 2015

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